Exhibit 99.1

NEWS RELEASE

CONTACT: Albert G. White, III The Cooper Companies, Inc. ir@coopercompanies.com	6140 Stoneridge Mall Road Suite 590 Pleasanton, CA 94588 925-460-3663 www.coopercos.com

FOR IMMEDIATE RELEASE

COOPER APPOINTS WEBER PRESIDENT OF COOPERVISION

PLEASANTON, Calif., February 22, 2008 — The Cooper Companies, Inc. (NYSE: COO) today announced that John A. Weber has been appointed president of CooperVision. Weber previously served as president, Asia Pacific since April 2007 and vice president, worldwide manufacturing and distribution of CooperVision from January 2005 to March 2007. Prior to that, he served in several senior executive positions at Ocular Sciences, Inc. including executive vice president, worldwide operations.

Commenting on the appointment, Robert S. Weiss, Cooper’s chief executive officer, said, “John brings extensive worldwide operational experience to his new role. With his background and experience within CooperVision, he is ideally suited to continue driving our success.”

The Cooper Companies, Inc. (www.coopercos.com) manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Pleasanton, Calif.

CooperVision (www.coopervision.com) develops, manufactures and markets a broad range of contact lenses for the worldwide vision correction market. Headquartered in Pleasanton, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire, England and Madrid, Spain.

CooperSurgical (www.coopersurgical.com) develops, manufactures and markets medical devices, diagnostic products and surgical instruments and accessories used primarily by gynecologists and obstetricians. Its major manufacturing and distribution facilities are in Trumbull, Conn.

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